Exhibit 5.1

Pillsbury Winthrop Shaw Pittman LLP
2550 Hanover Street
Palo Alto, CA 94304

May 21, 2019

8x8, Inc.
2125 O’Nel Drive
San Jose, CA 95131
Registration Statement on Form S-8
Ladies and Gentlemen:
We are acting as counsel for 8x8, Inc., a Delaware corporation (the “Company”), in connection with the registration statement on Form S-8 (the “Registration Statement”) relating to the registration under the Securities Act of 1933 (the “Securities Act”) an aggregate of 500,000 shares of the Company’s common stock, $0.001 par value per share (the “Shares”), issuable pursuant to the Company’s Amended and Restated 1996 Employee Stock Purchase Plan, as amended (the “Plan”).
We have reviewed and are familiar with such corporate proceedings and other matters as we have deemed necessary for this opinion.
Based upon the foregoing, we are of the opinion that the Shares have been duly authorized, and when issued and sold in accordance with the Plan, will be validly issued, fully paid and nonassessable. This opinion is limited to matters governed by the General Corporation Law of the State of Delaware.
We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
Yours very truly,
s/Pillsbury Winthrop Shaw Pittman LLP

Pillsbury Winthrop Shaw Pittman LLP